Principal Mutual Life Insurance Company Master Individual
                  Retirement Account Plan And Custody Agreement

This is the Principal Mutual Life Insurance Company's Master Individual Retirement Account Plan and Custody Agreement for use by individuals who desire to establish a Traditional Individual Retirement Account (Traditional IRA), as described in Section 408(a) of the Internal Revenue Code (Code) or a Roth Individual Retirement Account (Roth IRA) as described in Section 408A of the Code. Traditional IRAs include Regular IRAs, Spousal IRAs, SEP IRAs and Rollover IRAs Principal Mutual Life Insurance Company hereby agrees to act as Custodian of any Traditional IRA or Roth IRA established under the Plan and this Agreement, subject to the following terms and conditions:

ARTICLE I - Limitations on Contributions

In addition to the initial contribution made at the time the Account is established, the Custodian may accept additional cash contributions from, or on behalf of, the Participant for a taxable year of the Participant except as limited below.

Only cash contributions will be accepted. Contributions to a Traditional IRA shall not exceed the lesser of $2,000 or 100% of compensation, except in the case of a  rollover  contribution  as that term is  described  in Code  Sections
402(c),  403(a)(4),  403(b)(8)  or  408(d)(3),  an  employer  contribution  to a
Simplified Employee Pension as defined in Section 408(k), or any other contribution as permitted by the Code. For Roth IRAs, cash contributions are limited to the lesser of $2,000 or 100% of compensation, unless the contribution is a rollover contribution described in Section 408(e) of the Code. Contributions to a Traditional IRA (except SEP and Rollover IRAs) and Roth IRA are coordinated; contributions to one reduces the amount that may be contributed to the other so that contributions cannot exceed the 100% of compensation/$2,000 per Participant limitation.

Two applications are necessary if both spouses are establishing an IRA. The maximum combined contribution in the event of a non-working spouse is the lesser of 100% of compensation or $4,000. The maximum contribution must be split between the Participant and the Participant's spouse so no more than $2000 is contributed for either of them.

Excess Contributions

A retirement savings contribution will not be allowed for a Roth IRA or Traditional IRA in excess of the 100%-$2,000/$4,000 limits, or in the case of a Simplified Employee Pension, 15%-$30,000 limitation, nor can a contribution be made to a Traditional IRA during the year in which or after the Participant reaches 70 1/2 (except in the case of a Simplified Employee Pension). (A spousal contribution can be made to the Traditional IRA of the non-working spouse as long as the non-working spouse is under age 70 1/2 and the working spouse has earned income.) Additionally, a non-deductible federal excise tax penalty in the amount of 6% of excess contributions will be imposed on any Participant who has excess contributions in a Traditional IRA or Roth IRA. This penalty will be imposed each year until the excess contributions are removed.

An excess contribution may be removed from a Traditional IRA or Roth IRA by withdrawing the amount of the excess or by applying the excess contribution toward the contribution of the Participant in a subsequent year. If an excess contribution is withdrawn from the Account, together with the net income of such excess contribution, prior to the due date for filing the Participant's income tax return for the year in which the excess contribution was made (including extensions of time), the 6% non-deductible excise tax will not be imposed, the contribution withdrawn will not be included in the Participant's gross income for the year in which received, and the federal 10% tax on premature distributions (see Distributions) will not be imposed on the excess withdrawn. The net income on such excess contribution that is withdrawn will be deemed to have been earned and is taxable in the taxable year in which such excess contribution was made.

If an excess contribution is withdrawn after the due date for filing the Participant's income tax return for the taxable year (including extensions of time) and no deduction was taken for the excess portion of the contribution, the excess withdrawn will not be included in the Participant's federal gross income for the year in which received, and the 10% federal tax on premature distributions will not be imposed on the excess withdrawn, provided that the total contributions during the year, including the excess contribution, did not exceed the applicable limitations. Any earnings of such excess contributions withdrawn after the due date for filing the Participant's income tax return (including extensions of time) will be subject to the taxes on premature distributions and will be included in federal gross income.

If an excess contribution is withdrawn after the due date for filing the Participant's income tax return for the taxable year (including extensions of time) and the total contribution for the taxable year exceeded the $2,000/$4,000 limitation, the excess contribution that is withdrawn will be included in the Participant's federal gross income for the year in which received, the 10% federal tax on premature distributions will be imposed on the amount withdrawn, and the 6% non-deductible excise tax will be imposed for each year until the excess contribution is removed.

ARTICLE II - Nonforfeitability

The Participant's interest in the balance in the Account shall at all times be nonforfeitable. The Account is established for the exclusive benefit of the Participant and the Participant's beneficiaries.

ARTICLE III - Prohibited Investments

No part of the custodial funds shall be invested in life insurance contracts, nor may the assets of any Participant's Account be commingled with other property except in a common trust fund or common investment fund [within the meaning of Code Section 408(a)(5)]. All funds shall be invested in shares of such Mutual Funds as Participant shall designate.

ARTICLE IV - Distributions

Notwithstanding any other provision of this Plan, the Participant or a Beneficiary may elect to receive distribution in any manner permitted by law which is approved by the Custodian.

The duty to determine the amount of the distributions hereunder shall be the Participant's or, when applicable, the designated Beneficiary. The Custodian shall not be liable to the Participant or any other person for taxes or other penalties incurred as a result of failure to distribute the minimum amount required by law.

If the Participant dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

Pursuant to this Participation Agreement, certain distributions are at the direction of the Participant as follows:

A.   Traditional IRAs

     (1) The Participant may begin to take money out of a Traditional IRA without tax penalty after the age of 59 1/2, but must begin receiving a distribution from the Account not later than the April 1 following the calendar year in which the Participant attains age 70 1/2 (required beginning date). At least 30 days prior to that date the Participant must elect to have the balance in the Account distributed in:

          (a)  a single sum payment,

          (b) an Annuity Contract that provides equal or substantially equal monthly, quarterly or annual payments over the life the Participant or over the joint and last survivor lives of the Participant and the Participant's beneficiary.

          (c) equal, or substantially equal, monthly, quarterly, semiannual or annual payments (see "Minimum amounts to be distributed" below) commencing not later than the above date and not extending beyond the life expectancy of the Participant, or

          (d) equal, or substantially equal, monthly, quarterly, semiannual or annual payments (see "Minimum amounts to be distributed" below) commencing not later than the above date and not extending beyond the joint and last survivor expectancy of the lives of the Participant and the designated Beneficiary.

               Minimum amounts to be distributed. If the Participant's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least equal to the quotient obtained by dividing the Participant's benefit by the lesser of (1) the applicable life expectancy or (2) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401(a)(9)-2. A 50% excise tax will be imposed on the difference between the minimum payout required and the amount actually paid, unless the underdistribution was due to reasonable cause.

               Notwithstanding that required minimum distributions may have commenced as described above, the Participant may receive a larger distribution from the Account upon written request to the Custodian. If the Participant fails to elect any of the methods described above on or before April 1 following the year in which the Participant attains age 70 1/2, distribution will be made in a single sum payment on or before that date.

          (2) If the Participant dies before receiving full distribution from the Account, the balance in the Account must be distributed in the following manner:

               (a) If the owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the owner's death.

               (b) If the owner dies before distribution of his or her interest begins, the owner's entire interest will be distributed in accordance with one of the following four provisions:

                    (1) The owner's entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the owner's death.

                    (2) If the owner's interest is payable to a Beneficiary designated by the owner and the owner has not elected
                         (1) above, then the entire interest will be distributed over the life or over a period certain not greater than the life expectancy of the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the owner died. The designated Beneficiary may elect at any time to receive greater payments.

                    (3)  If  the  designated  Beneficiary  of the  owner  is the owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of

                         (1) December 31 of the calendar year immediately following the calendar year in which the owner died and

                         (2) December 31 of the calendar year in which the owner
                             would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the owner's death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may increase the frequency or amount of such payments at any time.

                    (4) If the designated Beneficiary is the owner's surviving spouse, the spouse may treat the account as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from such account, or fails to elect any of the above three provisions.

               (c) For purposes of this requirement, any amount paid to a child of the owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

          (3) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Participant by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated; instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

     The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements be taking from one individual retirement account the amount required to satisfy the requirement for another.

B.   Roth IRAs
     No minimum distribution rules apply to Roth IRAs during the Participant's lifetime. Unless IRS rules or regulations require or permit otherwise, if the Participant dies before his or her entire interest in a Roth IRA is distributed to him or her, the entire remaining interest will be distributed as follows:

     (1) If the Participant dies on or after distribution of his or her interest has begun, distribution must continue to be made at least as rapidly as under the method of distribution in effect at the Participant's death.

     (2) If the Participant dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Participant or, if the Participant has not so elected, at the election of the Beneficiary or Beneficiaries, either (a) Be distributed by the December 31 of the year containing the fifth anniversary of the Participant's death, or (b) Be distributed in equal or substantially equal payments over the life or life expectancy ( computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations) of the designated Beneficiary or Beneficiaries starting by December 31 of the year following the year of the Participant's death. If, however, the Beneficiary is the Participant's surviving spouse, then this distribution is not required to begin before the later of (A) the December 31 of the year following the year of the Participant's death, or (B) the December 31 of the year in which the Participant would have turned age 70 1/2.

         If the Participant dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

     (3) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Participant by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated; instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

ARTICLE V - Declaration of Intention

Except in the case of the Participant's death, Disability [as defined in Section 72(m) of the Code] or attainment of age 59 1/2, the Custodian shall receive from the Participant a declaration of the Participant's intention as to the disposition of the amount distributed before distributing an amount from the Participant's Account.

ARTICLE VI - Notices And Reports

The Participant agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required pursuant to Section 408(i) and 408A(d)(3)E of the Code and the regulations thereunder, and any other applicable guidance issued by the Internal Revenue Service.

The Custodian agrees to submit reports to the Internal Revenue Service and the Participant as prescribed by the Internal Revenue Service. Currently, calendar year reports concerning the status of the account are required to be furnished annually.

ARTICLE VII - Controlling Article

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence shall be controlling. Furthermore, any such additional article shall be wholly invalid if it is inconsistent, in whole or in part, with Section 408(a) or 408A of the Code, whichever is applicable, and the regulations thereunder.

ARTICLE VIII - Amendments

The Custodian shall have the authority to amend this Agreement from time to time in order to comply with the provisions of the Code and regulations thereunder. The Custodian shall have the right to amend its fee structure and amounts. Such an amendment shall apply to current and/or future years only. The Custodian shall also have the right to amend this agreement by adding additional investment alternatives. Furthermore, other amendments may be made upon written consent of the Custodian and the Participant.

ARTICLE IX - Definitions

Account shall mean the Principal Mutual Life Insurance Company Individual Retirement Account which has been established in accordance with Section 408 of the Code and consists of the terms and conditions herein set forth together with the provisions of the Application.

Annuity Contract shall mean an annuity contract issued by Principal Mutual Life Insurance Company.

Beneficiary shall mean the person(s) or entity(ies) designated to receive the balance in the Account upon the death of the Participant or upon the death of a prior Beneficiary.

ERISA means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

Compensation means wages, salaries, professional fees, and other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions-paid salespersons, remuneration for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition,
Section 401(c)(2) shall be applied as if the term trade or business for purposes of Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term compensation shall include any amount includible in the individual's gross income under Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2).

Custodian means Principal Mutual Life Insurance Company or any successor thereto.

Investment Manager refers to Principal Management Corporation. This term shall have the same meaning as that in Section 3(38) of ERISA. The Investment Managers with respect to the Mutual Funds hereby acknowledge that they are fiduciaries with respect to the Plan. The Investment Managers with respect to the individual Participant's Account hereby acknowledge that they are fiduciaries with respect to the funds of the Participant.

Principal Group of Funds, Mutual Fund, Fund, or The Principal Family of Mutual Funds means the fund or funds managed by Principal Management Corporation which have been made available for the investment of Traditional IRA or Roth IRA contributions.

Participant   means  any   individual   of  legal  age  who  shall  execute  the
Participation Agreement and make contributions to this Plan.

Participation Agreement means the written agreement executed by the Participant and, where applicable, the Broker, whereby the Participant agrees to participate in the Plan.

Plan means the terms and conditions of this Principal Mutual Life Insurance Company IRA Plan and Custody Agreement including any amendments made pursuant to
Article IX of the Plan.

Spousal IRA means two contributory Traditional or Roth IRAs established by a working individual for himself or herself and for the benefit of his or her non-employed spouse.

All other capitalized words, terms and phrases not specifically defined shall have and carry the meaning given them under the Code.

ARTICLE X - Investments

All contributions received by the Custodian shall be invested in such Mutual Funds as the Participant may designate, or shall be used to purchase an Annuity Contract as directed by the Participant.

At  the  time  the  Participant  executes  the  Participation   Agreement,   the
Participant shall specify the particular Mutual Fund or Funds in which contributions shall be invested. After the initial contribution, the Participant may, at any time, direct the Custodian to transfer contributions then invested in any such Fund into any other such Funds or to an Annuity Contract. Transfers made pursuant to such direction shall not be considered a distribution of any Account to the Participant.

No party identified herein shall be required to comply with any direction of the Participant which in the judgment of such party may subject it to liability or expense unless such party shall be indemnified in manner and amount satisfactory to it.

The Participant is 100% vested at all times in all funds attributed to his Account.

The Participant may not borrow funds from his Account, nor may he use the funds as security for any loan or extension of credit.

Except as provided in this Plan, no right, interest or claim in or to any funds held in the Mutual Fund or Annuity Contract shall be transferable, assignable or subject to pledge by the Participant or Beneficiary, and any attempt to transfer, assign or pledge the same shall not be recognized except as required by law. The right, interest or claim in or to any funds held in the Mutual Fund or Annuity Contract shall not be subject to garnishment, attachment, execution or levy except as permitted by law.

Any Participant under the Plan may transfer his or her interest, in whole or in part, to his or her spouse under a decree of divorce or dissolution of marriage or a written instrument incident to such divorce or dissolution. At the time of transfer, such interest shall be deemed an IRA of such spouse. The Participant shall promptly notify Custodian of any such transfer by delivery to Custodian of a certified copy of such decree or a true copy of such written instrument. Upon receipt of the certified copy of such decree or a true copy of such written instrument from any source, Custodian shall promptly adjust its books and records to reflect that such Account is for the benefit of such former spouse. Custodian shall not be required to accept contributions to or make distributions from an Account established for a former spouse by reason of a transfer of interest by a Participant to such former spouse hereunder until such former spouse shall execute a Participation Agreement.

The Plan and the Accounts established hereunder shall be governed by all applicable laws, rules and regulations of the United States of America and the State of Iowa.

ARTICLE XI - Contributions

All initial contributions shall be paid to the Custodian at the time the Participation Agreement is executed. Additional contributions may be paid to the Custodian in such manner and in such amounts as the Custodian shall specify.

Contributions made by or on behalf of the Participant may be paid at any time during the calendar year, but in no event later than the last day for the filing of the Federal Income Tax Return for the calendar year to which they relate, not to include any extensions thereof (except for contributions to a SEP IRA, which may be made until the federal income tax filing deadline of the Participant's employer, including extensions).

Except in the case of a Rollover IRA, Simplified Employee Pension or Roth IRA, contributions made by or on behalf of the Participant shall not be made during or after the calendar year in which the Participant attains age 70 1/2 years.

All IRA contributions must be in cash. Participant must clearly identify on the application for the IRA account whether the IRA being established is a Traditional IRA or a Roth IRA. Traditional IRAs and Roth IRAs must be maintained in separate Custodial Accounts.

If an Excess Contribution is made by or on behalf of the Participant for any calendar year, upon written request for distribution from the Participant stating the amount of the Excess Contribution to be distributed, Custodian will distribute such amount of the Excess Contribution to the Participant, together with the income attributable thereto. The Custodian shall not have any duty to determine whether an Excess Contribution has been made by or on behalf of the Participant, and the Custodian shall not be held liable by the Participant or any other person for failing to determine whether an Excess Contribution was made or for failing to make distribution of such Excess Contribution without request of the Participant. The Custodian shall not be liable to the Participant or any other person for taxes or other penalties incurred as a result of an Excess Contribution and any income attributable thereto or as a result of a distribution of an Excess Contribution and any income attributable thereto.

Before the Custodian shall accept a contribution by or on behalf of the Participant as a Rollover Contribution or Roth Conversion Contribution, the Participant shall deliver to the Custodian a written declaration, in a form acceptable to the Custodian, that such contribution is eligible for treatment as a Rollover Contribution or Roth Conversion Contribution. Notwithstanding anything to the contrary in the Plan, once the Custodian has received a declaration from the Participant that a contribution is a Rollover Contribution or Roth Conversion Contribution, the Custodian may conclusively rely on the Participant's declaration and may accept and treat the contribution as a
Rollover Contribution or Roth Conversion Contribution. All Rollover Contributions from a qualified employer plan shall be maintained in a separate Rollover IRA, unless the Participant makes a written request to combine new contributions and rollover contributions in one IRA. The Custodian shall have no duty to determine whether combining new contributions and rollover contributions in the same IRA is in the best interests of the Participant.

ARTICLE XII - Designation of Beneficiary

The Participant may designate the Beneficiary of his or her Account by a written form acceptable to and filed with Custodian. Community property states and marital property states require spousal consent if someone other than the spouse is to be named as Beneficiary.

If the Participant designates more than one Beneficiary, he or she shall designate the percentage interest that each such Beneficiary shall receive from his or her Account upon distribution. In the event no such percentage interest is designated, the interest of each Beneficiary shall be equal.

If the Participant predeceases his or her spouse before his or her entire Account is distributed in accordance with Article IV(A)(1) of the Plan and the Participant has designated no Beneficiary for the remaining interest or all such Beneficiaries predecease the Participant's spouse, then the interest of the Participant's spouse in the Account shall be fully vested and subject to the terms and conditions of this Article and the Participant's spouse shall be entitled to designate the Beneficiary of the Account in accordance with this Article.

The Participant may, at any time, change or revoke any designation made under this Article in a written form acceptable to and filed with the Custodian. Upon the death of the Participant, the designation or designations made hereunder shall be irrevocable. The designation shall be effective only if received by the Custodian prior to the death of the Participant.

If the Participant fails to designate any Beneficiary or if the Participant revokes the designation of Beneficiary or if all Beneficiaries designated predecease the Participant, then the entire interest of the Participant in his Account shall pass to the Participant's estate.

ARTICLE XIII - Administrative Duties

This Article shall delineate the responsibilities of the Custodian. The Custodian shall maintain the Account in the name of the Participant and shall be responsible only for the contributions of which it receives notice from the Participant. The Custodian shall make distributions and transfers only in accordance with the directions of the Participant. The Custodian shall keep records of all receipts, investments and disbursements relating to the Account. The Custodian shall furnish the Participant or the Beneficiary, where applicable, with a written statement of transactions relating to the Account. Unless the Participant shall have filed with the Custodian Agent written exceptions or objections to such statement within thirty (30) days after it is furnished, the custodian shall be forever released and discharged from liability or accountability to the Participant or the Beneficiary, with respect to the acts and transactions shown in the statement. No Beneficiary shall be entitled to statements hereunder until the Participant is deceased and distribution shall have commenced to such Beneficiary.

The duties and  responsibilities of all parties to this Agreement are limited to
those   specifically   stated   herein  and  no  other  or  further   duties  or
responsibilities shall be implied.

ARTICLE XIV - Revocation Of Participation in Plan

The Participant may terminate participation in the Plan at any time by notifying the Custodian in writing of the intention to terminate and instructing the Custodian in writing to whom and by what means the funds on deposit in his Account shall be transferred. Withdrawal of all funds invested in the Mutual Fund shall terminate participation in the Plan. Although termination of this Account could have an adverse effect on a Simplified Employee Pension in which the Participant is participating, the Custodian has no liability to the Participant, the employer, or to any other employees of that employer with respect to such termination.

The Participant may revoke participation in the Plan within seven (7) business days from the date the Participant executes the Participation Agreement by notice to the Custodian in writing.

The Custodian may be required to withhold 10% from any taxable distribution from an IRA unless the Participant elects no withholding at the time distributions begin. Whether or not the Participant allows the Custodian to withhold, he or she may be required to make quarterly estimated tax payments. In addition, unless the Participant indicates at the time he or she closes an IRA account that it is being transferred to another tax qualified plan, the Custodian will be required to withhold at least 10% of the distribution.

ARTICLE XV - Miscellaneous

All instructions to the Custodian shall be in writing. The Participant may authorize an agent to give instructions hereunder. Any such agent, including any Broker authorized to direct the investment of a Participant's Account, must be authorized in writing by the Participant in such form which is approved by and filed with the Custodian. Any instruction by an agent so authorized shall be binding on the Participant. Any authorization hereunder shall remain in effect until revoked by the Participant in writing filed with the Custodian.

Principal  Mutual Life Insurance  Company shall  substitute  another  Trustee or
Custodian upon notification by the Internal Revenue Service that such substitution is required because it has failed to comply with the requirements of Section 1.401-12(n) of the Treasury Regulations, or is not keeping such records, or mailing such returns or sending such statements as are required by forms or regulations.

In no event shall the Custodian be liable or responsible for the payment of any tax or any penalty attributable to Excess Contributions, retention of Excess Contributions, failure to make the minimum distribution from the Account, or withdrawals or distributions made from the Account. Custodian shall not be required to make any distribution which, in the judgment of Custodian, will render Custodian directly liable for any such tax or penalty.

In the event Custodian shall receive any claim to the funds held under the Plan which claim is adverse to the interest of the Participant or the Beneficiary and which claim Custodian, in its absolute discretion, deems meritorious, Custodian may withhold distribution under the Plan until the claim is resolved or until instructed by a court of competent jurisdiction or Custodian may pay all or any portion of the funds then invested in the Mutual Fund into such court. Payment to a court under the Plan shall relieve Custodian of any further obligation to anyone for the amount so paid.

In the event any question arises or ambiguity exists as to the meaning, interpretation or construction of any provisions of the Plan, the Custodian is authorized to construe or interpret any such provision and such construction and interpretation shall be binding upon the Participant and the Beneficiary.

As compensation for its service hereunder, the Custodian shall be paid an annual maintenance fee of $15 per IRA Plan Participant Account on the first business day of December each year. Such fees shall be deducted from the Accounts as applicable and paid to the Custodian unless the participant elects, in a writing filed with the Custodian, to pay such fee directly. Any fee not paid directly when due may be deducted from the Account and paid to the Custodian.

Any notices required or permitted to be given to Custodian under the Plan shall be given to Custodian at the office of Custodian or any of its offices, and any notices required or permitted to be given to the Participant under the Plan shall be given to the Participant at the address for notice the Participant may file with Custodian from time to time. Notices hereunder may be personally served or sent by United States mail, first class, with postage prepaid and properly addressed.

Any provision of the Plan which disqualifies it as a Traditional IRA or Roth IRA shall be disregarded to the extent necessary to continue to qualify it as such under the code.

Titles to Articles in this Plan are for convenience only and, in the event of any conflict, the text of the Plan rather than the titles shall control.

                          Individual Retirement Custody
                          Account Disclosure Statement


Right To Revoke
AN INDIVIDUAL MAY REVOKE HIS OR HER TRADITIONAL INDIVIDUAL RETIREMENT ACCOUNT (TRADITIONAL IRA) OR ROTH IRA AND HIS OR HER PARTICIPATION IN THE PLAN AT ANY TIME WITHIN SEVEN (7) BUSINESS DAYS AFTER HIS OR HER ADOPTION OF THE PLAN. In the event of such a revocation, the entire amount contributed by the individual will be returned.

Individuals wishing to revoke their Traditional IRA or Roth IRA are required to mail or deliver a written notice of revocation to the custodian not later than the seventh business day after the establishment of the Account. The notice shall be deemed delivered on the date of the postmark.

Custodian:    Principal Mutual Life Insurance Company
              Princor Financial Services Corporation
              Attn:  IRA Section
              PO Box 10423
              Des Moines, Iowa 50306
              Telephone Number:  1-800-247-4123
Sponsor:      Principal Group of Funds

General Description Of The Plan

A Traditional IRA may be established under the Plan by any working individual who will not reach the age of 70 1/2 before the end of the year. The age limitation does not apply to rollover contributions, Simplified Employee Pension contributions and Roth IRA contributions. See the Plan for a more detailed description of the restrictions on participation.

Contributions may be invested in any of the Mutual Funds named in the application and instructions. All dividends and capital gains distributions will be reinvested in the Funds selected and will accumulate in the account on a tax-deferred basis. The individual (or the named beneficiary who survives the individual) may request the Custodian to exchange shares of one fund for any other eligible fund. Investments may be split among any of the funds named in the application.

Traditional IRA(s) must be maintained in separate Custodial Account(s) from Roth IRA(s).

The Participant may begin receiving distributions from a Traditional IRA without incurring a 10% penalty tax on premature distributions at any time after a Participant reaches age 59 1/2. The 10% penalty tax does not apply to distributions made

  o  Due to the Participant's death
  o  Due  to  the  Participant's   disability  as  defined  in  the  Plan  o  In
  substantially equal periodic payments (at least annually) for the life expectancy of the Participant or joint life expectancies of the Participant and the Participant's beneficiary
  o For medical expenses which are deductible on the Participant's income tax return
  o To pay health insurance premiums for a Participant who has been unemployed for at least 12 weeks in the current or preceding tax year
  o  For qualified education expenses
  o  For a first-time home purchase for distributions of up to $10,000

The Participant must begin receiving distributions from a Traditional IRA before April 1 following the year in which he or she attains age 70 1/2. He or she may elect to receive their distribution in a lump sum or in installments over any number of years selected by the Participant, but not exceeding their life expectancy or the joint and survivor expectancy of the Participant and his or her designated Beneficiary. Each payment is calculated by dividing the net asset value of the shares in the account, and any dividends held, by the number of payments remaining until the end of the period selected.

Income Tax Considerations

1997  Tax Year

Single persons who are not covered by an employer retirement plan can deduct amounts contributed to a Regular IRA up to the lesser of $2,000 or 100% of compensation. Persons who are covered by an employer retirement plan will be able to make tax-deductible contributions to Regular IRAs only if their incomes are below certain levels. For married persons filing separate tax returns, the fact that the spouse is covered by an employer retirement plan does not affect the non-covered spouse's ability to make deductible contributions. For married persons filing jointly where either spouse has an employer retirement plan, the full Traditional IRA deduction may be taken if adjusted gross income (AGI) is $40,000 or less ($25,000 or less for single taxpayers.) However, as the joint AGI exceeds $40,000 ($25,000 for singles), the deduction is phased down at 20 cents (22.5 cents for spousal IRAs) per dollar of AGI and is eventually phased-out when joint AGI reaches $50,000 ($35,000 for singles). The phaseout is based on AGI before it is reduced for deductible IRA contributions. The deduction is rounded down to the next lowest multiple of $10 when not already a multiple of $10. There is a $200 minimum deduction for anyone without phaseout limits. The amount of a contribution that is deductible is determined by the Participant. To the extent allowable contributions are not eligible for deduction due to the AGI limits, non-deductible contributions are permitted.

Employer retirement plans include pension and profit sharing plans, 401(k) plans, 403(b) plans, SEP and SIMPLE IRAs, government plans and just about every other type of employer-maintained retirement plan. One exception: unfunded deferred compensation plans including plans of state and local government and tax-exempt organizations. A person will be considered a participant in an employer retirement plan even if not vested. However, a person who works for an employer that has a plan, but who has not yet met the plan's eligibility requirements, can make deductible IRA contributions. A person's Form W-2 for the year should indicate whether that person is covered by an employer retirement plan.

1998 Tax Year and Later

Regular IRAs. For tax years beginning in 1998, any single person or any married person where neither spouse is covered by an employer retirement plan (as defined in the preceding paragraph) can deduct contributions of up to the lesser of $2,000 or 100% of compensation to a Regular IRA. Persons covered by an employer retirement plan may make deductible contributions to a Regular IRA, but deductions are phased out based upon the person's AGI as described in the table below:

 Tax Year       Joint Returns (AGI)      Individual Returns (AGI)
-----------------------------------------------------------------
   1998          $50,000-$60,000              $30,000-$40,000
   1999          $51,000-$61,000              $31,000-$41,000
   2000          $52,000-$62,000              $32,000-$42,000
   2001          $53,000-$63,000              $33,000-$43,000
   2002          $54,000-$64,000              $34,000-$44,000
   2003          $60,000-$70,000              $40,000-$50,000
   2004          $65,000-$75,000              $45,000-$55,000
   2005          $70,000-$80,000              $50,000-$60,000
   2006          $75,000-$85,000              $50,000-$60,000
   2007+         $80,000-$100,000             $50,000-$60,000

A married person who is not covered by an employer retirement plan, but whose spouse is covered may deduct IRA contributions if AGI on a joint return is less than $150,000. The deduction is phased out as previously discussed between $150,000 and $160,000. The foregoing does not apply to Rollover IRAs or SEP IRAs.

The amount of the contribution that is deductible is determined by the Participant. To the extent allowable contributions are not eligible for deductions due to the AGI limits, non-deductible contributions are permitted.

Roth IRAs. For tax years beginning in 1998, any person whose AGI is less than $95,000 ($150,000 if filing a joint return) can contribute the lesser of 100% of compensation or $2,000 to a Roth IRA. Contributions to a Roth IRA are not deductible. Eligibility to contribute to a Roth IRA is phased out for AGI between $95,000 - $110,000 for individuals and $150,000 - $160,000 for married persons filing joint returns. Contributions to a Roth IRA are coordinated with contributions to a Regular IRA; contribution to one reduces the amount that may be contributed to the other so that total contributions cannot exceed the 100% of compensation/$2,000 per Participant limitation. Participation in an employer retirement plan does not affect eligibility for Roth IRA contributions.

Set-up charges and annual fees are considered miscellaneous deductions and, therefore, are not deductible unless miscellaneous deductions are in excess of 2% of the Participant's adjusted gross income.

Rollover Contributions

Rollovers to Traditional IRAs from other retirement plans. Certain distributions from qualified employee benefit plans and 403(b) plans (tax-sheltered annuities) are eligible to be paid to a Traditional IRA. Such a payment is referred to as a rollover of an eligible rollover distribution. The administrator or custodian for the employee benefit plan or 403(b) plan from which the distribution is made can indicate which portion of a distribution is an eligible rollover distribution. Non-taxable distributions, distributions that are part of a series of substantially equal payments made at least once a year over long periods of time and distributions that are required after a participant attains age 70 1/2 are not eligible rollover distributions.

A rollover can be completed as a direct rollover to a Traditional IRA (which avoids the application of a 20% income tax withholding requirement) or by reinvesting distribution proceeds paid to the plan participant in a Traditional IRA within 60 days of the date the participant receives the distribution. If the distribution is not reinvested within 60 days of its receipt, the payment is taxed in the year in which the participant received it. Distributions from a qualified employee benefit plan may be eligible for special tax treatment such as 10-year averaging and capital gain tax treatment. This special tax treatment is not available if an individual previously rolled over a payment from the employee benefit plan or certain other similar plans of the employer. The special tax treatment is also not available for distributions rolled over to an IRA when distributions are subsequently made from that IRA. Also, if only part of a distribution from an employee benefit plan is rolled over to an IRA, this special tax treatment is not available for the part of the distribution that was not so rolled over. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how an individual may elect the special tax treatment. The Plan provides that Rollover contributions from a qualified employer plan shall be held in a separate IRA (called a Conduit
IRA) at all times, unless the Participant instructs the Custodian, in writing, to the contrary. The Custodian shall be entitled to rely upon all written instructions it reasonably believes to be genuine.

Rollovers to Traditional IRAs from other Traditional IRAs. Amounts distributed from another Traditional IRA may be rolled over to the Princor Traditional IRA. Rollovers between Traditional IRAs may occur no more than once a year; however, direct transfers of Traditional IRA assets to another Traditional IRA may occur at any time.

Under the Plan, Rollover Contributions may only be made in cash. If an individual receives a distribution from a qualified employee benefit plan of property other than cash, the individual may sell such property and invest the proceeds of the sale in a Traditional Rollover IRA under the Plan within 60 days after distribution.

Rollover from a Traditional IRA to a Roth IRA. An individual whose AGI is less than $100,000 (regardless of whether filing an individual or joint return) may rollover amounts from a Traditional IRA to a Roth IRA. Any income resulting from the rollover is not taken into account when determining whether the AGI cap has been exceeded. The 10% penalty tax does not apply to amounts rolled over to the Roth IRA. The income resulting from a rollover from a Traditional IRA to a Roth IRA completed during 1998 is spread evenly over four years (1998-2001). Amounts rolled over to a Roth IRA must remain in the Roth IRA for a period of five years from the year of the rollover in order to receive favorable tax treatment. The Participant shall provide the Custodian with information necessary to ensure compliance with holding period and IRS reporting requirements.

Simplified Employee Pension Contribution

If an Individual Retirement Account is being used as a receptacle for employer contributions made under a Simplified Employee Pension (SEP) Plan, the limit on employer contributions in a taxable year is the lesser of $30,000 or 15% of a Participant's compensation.

Contributions must bear a uniform relationship to the total compensation [not in excess of the first $160,000 beginning in 1997, as indexed in future years under Code Section 401(a)(17)] of each employee maintaining a SEP. The employer's contribution is excluded from the Participant's current taxable income.

Please see your Registered Representative for additional information about Simplified Employee Pension plans.

Excess Contributions

Contributions for an individual during a taxable year are considered excess contributions if they exceed 100% of compensation or $2,000, or such other limit as may be prescribed by law. Contributions to Traditional IRAs and Roth IRAs are coordinated; contributions to one reduces the amount that may be contributed to the other so that total contributions cannot exceed the 100% of compensation/$2,000 limitation. Contributions to individual accounts for a person and that person's spouse are considered excess contributions if contributions exceed the lesser of: (1) $4,000; (b) 100% of the compensation includable in gross income for the taxable year; or (c) more than $2,000 paid to a single individual retirement account for the individual or the individual's spouse. If excess contributions are made, the individual must pay a cumulative, non-deductible 6% excise tax on the portion of the contribution that exceeds the amounts permitted by law. An individual can avoid this excise tax by withdrawing the excess contribution prior to filing the tax return. Any income earned by the excess contribution must also be withdrawn at the time the excess contribution is withdrawn. Since the excess contribution was not deductible when made, it is not included in the individual's income when returned, nor is it subject to the 10% tax on premature distributions. Income earned by the excess contribution, however, must be included in the individual's income tax return for the tax year in which it was earned. If the 6% excise tax is imposed for the taxable year, its cumulative effect can be avoided by making reduced contributions in a future year. Excess rollover contributions can also be corrected (with regard to dollar limitations) if the excess contribution was due to reasonable cause.

Form 5329

Form 5329 (Return for Individual Retirement Savings Arrangement) must accompany an individual's tax return (Form 1040) only if the individual owes excess contribution taxes, premature distribution taxes, or taxes on certain accumulations.

Distributions/Transfers

Traditional IRAs. Distributions from Traditional IRAs are taxed as ordinary income when received. Ten-year averaging is not permissible.

If non-deductible contributions are made, the portion of the Traditional IRA contribution consisting of non-deductible contributions will not be taxed again when distributed. A distribution of a non-deductible contribution will generally consist of a non-taxable portion (the return of non-deductible contributions) and a taxable portion (the return of deductible contributions, if any, and account earnings).

Thus, an individual may not take a distribution from a Traditional IRA which is entirely tax free. The following formula is used to determine the non-taxable portion of distributions for a taxable year:
     [Remaining Non-Deductible Contributions Year-End / Total Traditional IRA Account Balances] X Total Distributions (for the year) =
     Non-Taxable Distributions (for the year)
All of an individual's Traditional IRAs are treated as a single IRA to figure the year-end total IRA account balance. This includes all regular IRAs, as well as Simplified Employer Pension (SEP) IRAs, SIMPLE IRAs and Rollover IRAs. Distributions taken during the year must also be added back in. Calculation of the taxable portion of any IRA distribution as well as recordkeeping of the non-deductible contributions made to an IRA are the Participant's responsibility.

Roth IRAs. Distributions from Roth IRAs are not subject to federal income tax if:

     (1) made after the Participant attains age 59 1/2, or due to the Participant's death or disability, or for a first-time home purchase (up to $10,000), and

     (2) made more than five tax years after the tax year of the initial contribution to any Roth IRA.

Distributions from a Roth IRA that do not qualify for tax-exempt treatment (e.g. because taken before the Participant attains age 59 1/2 or before five years have passed since the initial contribution was made) are treated first as a return of the Participant's contribution and after that amount is distributed, additional distributions would be taxed as ordinary income and would be subject to the 10% penalty tax if none of the previously described exceptions to the penalty tax apply. Calculation of the taxable portion of any distribution as well as recordkeeping of the undistributed balance of Roth IRA contributions are the Participant's responsibility.

The IRS has not issued regulations governing distributions from Roth IRAs, so there are some unanswered questions regarding distributions subsequent to the Participant's death. Distributions will be subject to such regulations when and as adopted.

Financial Disclosure

Information about the Funds and the method by which the annual earnings are computed and allocated to each shareholder's account is described in the prospectus accompanying this disclosure statement.

An annual administration fee of $15.00 is also required. This fee will be deducted from the account as a separate item on the first business day of December each year. You will be notified of this fee by invoice and may pay by separate check before November 15. There is also a sales charge deducted on the purchase of Class A shares of most of the Funds amounting to 4.75% (3.75% for SEP IRAs and certain "listbill" plans) or less of the amount of the transaction at offering price. These sales charges are reduced under various circumstances described in detail in the Fund's prospectus. A contingent deferred sales charge of up to 4% (3% for SEP IRAs and certain "listbill" plans) applies to Class B shares of each of the Funds. A complete description of Class A shares and Class B shares is provided in the prospectus. You must have received a prospectus prior to submitting your application to create a Traditional or Roth IRA. The annual earnings on your Account will depend upon the investment income received by the Fund or Funds which you select. Growth in value of this Account is neither guaranteed nor projected. All certificates shall be held by the Custodian. The Custodian has the right to change its fees in the current and/or future years.

Prohibited Transactions

If the Participant borrows money by use of the Traditional or Roth IRA or uses any portion of it as security for a loan (which the plan prohibits), the portion so used will be treated for tax purposes as having been distributed to the Participant. In addition, if a Participant or a Beneficiary engages in a prohibited transaction (as defined in Section 4975 of the Internal Revenue Code) with respect to the Traditional or Roth IRA, the Account will be disqualified and the entire amount in the Account will be treated as having been distributed to the Participant. Examples of prohibited transactions for both Traditional and Roth IRAs are: the borrowing of the income or principal from the IRA, selling property to or buying property from the IRA, or receiving more than reasonable compensation for services performed for the IRA. When all or a portion of an IRA is treated as having been distributed, such amounts will be taxed as previously described as a distribution for that taxable year and will generally be subject to the 10% federal tax on premature distributions (unless an exemption applies).

Estate And Gift Tax Considerations

Transfers of Traditional and Roth IRAs are generally subject to taxation under federal estate and gift tax laws. To the extent that benefits are distributed to the spouse of the Participant, the amount of the benefits may be eligible for the estate tax marital deduction.

In community property states, if a person other than a spouse is designated as the plan beneficiary, the spouse might be considered to have made a gift on one-half of the value of the benefit conveyed when the conveyance is complete.

IRS Approval Letter

An IRS approval letter has not been obtained for the IRA Plan and Custodial Agreement contained in this booklet but the Custodian is of the opinion that the form of the Plan and Custodial Agreement complies with applicable federal income tax rules and regulations.

Further Information

Further information regarding Individual Retirement Accounts and the retirement savings deduction may be obtained from any district office of the Internal Revenue Service.

BECAUSE LEGAL AND TAX CONSEQUENCES OF THE USE OF THE PLAN MAY VARY IN PARTICULAR CASES, INDEPENDENT ADVICE SHOULD BE SOUGHT FROM YOUR ATTORNEY OR TAX ADVISOR.